Exhibit 10.1

Corporate Office

1340 Treat Blvd.,

Suite 600

Walnut Creek, CA 94597

(925) 948-4000

Fax (925) 930-0788

Friday, November 5, 2010

Ms. Lori Varlas

1806 Chaparro Court

Walnut Creek, CA 94596

Dear Lori,

I am pleased to confirm your offer of employment with Central Garden & Pet. You will assume the position of Senior Vice President, Chief Financial Officer & Secretary on December 1, 2010. You will report to me and you will be located in the Walnut Creek office. I look forward to working with you and expect that your participation and contribution will be a positive, valuable and productive work experience. This offer is contingent on the results of reference checks and background screening that will be conducted by Central or its authorized agent. Outlined below are the details regarding your offer. Upon review and approval, please sign, date and return one original to Laura Gordon at Central Garden & Pet in the envelope provided. If you have any questions, please feel free to call Sarah Russo, Director of Recruiting, at 925-948-3642.

Position Title and Compensation

You will be joining the Company on December 1, 2010 as Senior Vice President, Chief Financial Officer & Secretary at a starting salary of $14,615.39 per bi-weekly pay period. This would equate to approximately $380,000 annually, less applicable taxes, based on a normal full time year. You will be eligible to participate fully in the 2011 fiscal year bonus plan at a target rate of 50%. Your bonus is based upon both your individual and Central’s performance with a payout made in the first quarter following the fiscal year close. The award and amount of any bonus is at the discretion of the Company. Your performance review will be conducted annually.

I will be recommending that the Central Garden & Pet Board of Directors grant you 40,000 shares of Restricted Stock. These will vest 20% per year in Years 3, 4, 5, 6 & 7. Further details of those grants and their vesting schedule will be given at the time of the award. In addition, I will also recommend a Performance-Based Stock Option grant of 50,000 shares to vest 20% annually over five (5) years, subject to the Board of Directors’ approval.

You will be provided with a car allowance of $1,000 (net) monthly (payable on the second pay period of each month). The car allowance is inclusive of all expenses including maintenance, car washes, insurance, etc.

Ms. Lori Varlas

November 5, 2010

Benefits

You will be afforded four (4) weeks of vacation benefits annually which will begin to accrue upon your hire date. Your maximum vacation accrual will be seven (7) weeks. Once you have accrued that amount of vacation time, you will stop earning vacation until you have taken vacation and reduced your accrual below that amount.

Central offers its employees a comprehensive benefits program. On the first of the month, after one full calendar month of employment, you (and any eligible dependents) will be eligible to participate in Central’s health care plan, if you elect to enroll. Upon your employment orientation you will be provided further information about medical, dental, vision, life, disability, and 401-K Plan participation guidelines.

Other

On your first day of employment you will be asked to provide two forms of identification to comply with the Federal Immigration Reform Act (I-9). It is important to bring the required forms of ID to fulfill this requirement to be eligible to start work. You will also have an orientation to further explain your benefits and new hire paperwork during your first days.

You will be expected to execute an “Agreement to Protect Confidential Information, Intellectual Property & Business Relationships” and “Post Employment Consulting Agreement” as a condition of employment, which is attached to this Employment Offer Letter.

As indicated on the application form you will or have completed, your employment with Central is “at will” in that it can be terminated with or without cause, and with or without notice, at any time at the option of either Central or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create an express and/or implied contract of employment with Central. No manager or representative of Central, other than the CEO of Central Garden & Pet Company, has the authority to enter into any agreement or contract to the foregoing, and any promise to the contrary may only be relied upon by you if they are in writing and signed by the CEO of Central Garden & Pet.

Should your employment be terminated for reasons other than for “cause”, voluntary resignation, or retirement, you will receive severance benefits consisting of your then current base salary continuation for a nine (9) month period, excluding bonuses or any other allowances being provided at that time. Payment of this severance shall be conditioned on your signing a general release of claims in a form acceptable to the Company. You will be provided, at most, sixty (60) days to consider whether to sign such release. “Cause” is defined as: (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) your material breach of material Company policy, which is not cured within thirty (30) days after written notice thereof; (d) the abuse of alcohol or drugs; (e) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (f) a material violation of any securities law, regulation or compliance policy of the Company; (g) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure.

Any payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with your

Ms. Lori Varlas

November 5, 2010

separation from service are not exempt from Section 409A and that you are a “specified employee” (within the meaning of Section 409A) at the time of your separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after your separation from service (or, if earlier, your death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) mouths and one day following your separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

Lori, welcome to Central Garden & Pet Company! We all look forward to having the opportunity to work with you toward building a strong team and making a positive performance difference.

Sincerely,	Accepted:

/s/ William E. Brown
William E. Brown	/s/ Lori A. Varlas	11/5/2010
Chairman & Chief Executive Officer	Name	Date
Central Garden & Pet Company

Enclosures:	Agreement to Protect Confidential Information, Intellectual Property & Business Relationships
Post Employment Consulting Agreement
Employment Application
FCRA Disclosure & Authorization Form
Self-Addressed Reply Envelope

cc:	Sarah Russo
Lesley Rogers
Teresa Cleland
Laura Gordon
Linda Robb

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made this 5th day of November, 2010 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Lori Varlas (“Employee,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I will be provided with and have access to Confidential Information (as defined below) and/or valuable business relationships and support in developing customer goodwill at the Company’s expense in reliance upon my promises in this Agreement;

I RECOGNIZE that my employment in certain capacities with a competitor would by its nature involve the unauthorized use or disclosure of Company Confidential Information and/or unauthorized conversion of goodwill developed at the Company’s expense to the benefit of the competitor;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace, and that the nature of the Confidential Information and customer goodwill that I will be provided with will be national in nature as the Company operates on a nationwide-basis. I recognize and concur that the legitimate business interests of the Company in protecting its Confidential Information and/or customer goodwill is nationwide in nature;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the employment provided to me, to prevent the unauthorized use or disclosure of Company Confidential Information and/or unauthorized conversion of customer goodwill, and to protect the Company’s valuable Confidential Information and/or customer goodwill, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, or compilation of information, including its business, its plans, its customers, its contracts, its suppliers, or its strategies, that has been or is created, maintained, or used by the Company in the course of its business and that is not generally known to the public or to those for whom it would have value or provide an actual or potential competitive advantage. Confidential Information includes third party information provided to the Company in confidence. Authorized disclosure of Confidential Information by the Company to a third party in confidence for a limited business purposes will not remove it from protection of this Agreement for any other party or for any other purpose. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

(b) Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.

(c) Services. For purposes of this Agreement, “Services” shall mean the same as or similar in purpose or function to those activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. Notwithstanding the foregoing, to the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information that does not qualify for protection as a trade secret under applicable law, the prohibition on use and disclosure of that specific information provided for herein shall only be in effect for a period of three years after the termination of my employment with the Company; otherwise as to trade secret information the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used or disclosed, I will contact the Company Vice President of Human Resources. I agree that I will return at termination, all Company property and information in any and all forms, including electronically stored information.

3. Post-Employment Activities

(a) Non-Competition. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not render Services, either directly or indirectly, for any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products in the Relevant Territory. This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. While I reside in and am subject to the laws of California, this paragraph will not apply to me except to the limited extent I may not engage in conduct that requires me to engage in the unauthorized use or disclosure of Confidential Information as otherwise provided in this Agreement.

(b) Non-Solicitation of Customers. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not solicit, directly or indirectly, any customer of the Company whose identity is a Company trade secret, or any customer about whom I learned Confidential Information while in the employ or service of the Company, in lawn, garden, animal health, nutrition, or pet related products. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(c) Non-Solicitation of Employees. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. While I reside in and am subject to the laws of California, this paragraph will not apply to me except to the limited extent I may not engage in conduct that requires me to engage in the unauthorized use or disclosure of Confidential Information as otherwise provided in this Agreement.

(d) Duty to Present Contract. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, before I accept employment with any person or organization that is engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

4. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I ACKNOWLEDGE THAT THE LAW THAT COULD GOVERN RESTRICTIVE COVENANTS SUCH AS THIS IS IMPORTANT, RAPIDLY CHANGING AND VARIES FROM STATE TO STATE. ABSENT MY AGREEMENT TO ALL OF THE TERMS SET FORTH IN THIS AGREEMENT, I ALSO UNDERSTAND THAT THE LAW THAT COULD APPLY AFTER I TERMINATE COULD DEPEND ON FACTORS SUCH AS WHERE I LIVE, WHERE I WORK, THE LOCATION OF MY EMPLOYER, THE LOCATION OF MY FORMER EMPLOYER AND OTHER FACTORS, MANY OF WHICH ARE UNKNOWN AT THE TIME I ENTER THIS AGREEMENT. AS SUCH, I UNDERSTAND THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOICE TO DISCUSS THIS AGREEMENT AND MY LEGAL OBLIGATIONS UNDER THIS AGREEMENT AFTER MY TERMINATION OF EMPLOYMENT.

6. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

7. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

8. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

9. Choice of Forum and Laws. I agree that this Agreement shall be governed by and construed according to the internal laws of the State of Delaware without reference to conflict of law principles. I acknowledge and agree that Delaware has a material interest in the terms, conditions, performance and enforcement of this Agreement and that the State of Delaware bears a substantial relationship to the Company and me and the transactions between us under this Agreement as the Company is a citizen of the State of Delaware, and the performance of my services under this Agreement shall not be limited to any one state, but rather shall involve services on behalf of the Company’s businesses and concerns that are headquartered in multiple states and which do business in all fifty states. I additionally acknowledge and agree that courts of the State of Delaware shall be a proper and exclusive forum to adjudicate any and all claims or causes of action arising out of or in connection with this Agreement or otherwise arising in connection with the future relationship between the Company and me. Should the Company determine to seek judicial relief, I hereby consent to jurisdiction and venue in the courts of the State of Delaware. I also agree exclusively to the jurisdiction and venue of the courts of the State of Delaware in the event I initiate any action involving any alleged non-compliance with this Agreement by the Company or any action involving the meaning, interpretation or enforcement of any provision of this Agreement. I hereby represent that I am a sophisticated and knowledgeable businessperson, and that I fully and freely bargained for and agreed to the selection of such forum to resolve any and all disputes and/or claims between the Company and me.

10. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ Lori A.Varlas
Lori Varlas

/s/ William E. Brown
William E. Brown
Chairman & Chief Executive Officer
Central Garden & Pet Company

POST EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this 5th day of November, 2010 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Lori Varlas (the “Executive”).

Executive recognizes that in her capacity as a key executive with the Company she provides unique services that will be exceedingly difficult to replace after termination of her employment.

Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment.

Executive recognizes that she has been provided adequate consideration for entering into this Consulting Agreement.

THEREFORE, in consideration for employment and the additional consideration provided herein, Executive and the Company agree to the following:

1. Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Executive will be available to provide approximately ten (10) hours of such Consulting Services per month in a manner that will not unduly interfere with any other employment Executive may then have.

2. Term of Agreement. Executive will provide Consulting Services effective upon termination of Executive’s employment with the Company and continuing thereafter for a period of twenty-four (24) months (“Term of Agreement”). Should the Executive’s employment with the Company be terminated for cause or if the Executive resigns from employment with the Company, the Company retains the right in its sole discretion to elect not to utilize the Executive in any Post-Employment Consultant capacity, in which case any rights and obligations of the parties under this Agreement shall have no effect. Should the Company decide under this provision not to utilize the Executive in any Post-Employment Consultant capacity, the Company will give prompt written notice to the Executive of that decision.

3. Compensation. In addition to the consideration provided by employment mentioned above, Executive shall be paid twenty five hundred dollars ($2,500) per month during the Term of Agreement (“Consulting Fee”).

4. Expenses. Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

5. Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event

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Executive dies, this Agreement shall terminate immediately; (b) if Executive, due to physical or mental disability, is unable to perform the services called for under this Agreement, with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days written notice; (c) Executive materially breaches the terms of this Agreement; and (d) the parties may terminate this Agreement by mutual written agreement.

6. Unique Services; Duty of Loyalty. Executive acknowledges and agrees that during the Term of Agreement she will have a continuing fiduciary duty and duty of loyalty to the Company. She agrees that during the Term of Agreement, she will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing marketing, distributing or selling lawn, garden, animal health, or pet related products or which would otherwise conflict with her obligations to the Company. This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. While I reside in and am subject to the laws of California, this paragraph will not apply to me except to the limited extent that I agree that I may not engage in or prepare to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products for myself or any business entity if that activity in any way involves the unauthorized use or disclosure of Company Confidential Information and/or diverting or attempting to divert any business or customers from the Company using such Confidential Information.

7. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information (collectively called Company Confidential Information”) For purposes of this Agreement, “Confidential Information” shall mean any information, or compilation of information, including its business, its plans, its customers, its contracts, its suppliers, or its strategies, that has been or is created, maintained, or used by the Company in the course of its business and that is not generally known to the public or to those for whom it would have value or provide an actual or potential competitive advantage. Confidential Information includes third party information provided to the Company in confidence. Authorized disclosure of Confidential Information by the Company to a third party in confidence for a limited business purposes will not remove it from protection of this Agreement for any other party or for any other purpose. Confidential Information includes, but is not limited to, all such information Executive learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

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8. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

9. Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

10. Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.

11. Intellectual Property Rights. Company shall have sole ownership of and all rights, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software codes, trade secrets, and all inventions, discoveries and improvements or other items or concepts, whether patentable or not (collectively, Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101); Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

12. No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

13. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

14. Entire Agreement. Except for the parties’ prior Agreement to Protect Confidential Information, whose terms shall not be limited or affected by this Agreement, this Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

15. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is

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empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

16. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

17. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

18. Choice of Forum and Laws. This Agreement shall be governed by and construed according to the internal laws of the State of Delaware without reference to conflict of law principles. Executive acknowledges and agrees that Delaware has a material interest in the terms, conditions, performance and enforcement of this Agreement and that the State of Delaware bears a substantial relationship to the parties and the transactions between such parties under this Agreement as the Company is a citizen of the State of Delaware, and the Executive’s performance of services under this Agreement shall not be limited to any one state, but rather shall involve services on behalf of the Company’s businesses and concerns which are headquartered in multiple states and which do business in all fifty states. Executive additionally acknowledges and agrees that courts of the State of Delaware shall be a proper and exclusive forum to adjudicate any and all claims or causes of action arising out of or in connection with this Agreement or otherwise arising in connection with the future relationship between the parties. Should the Company determine to seek judicial relief, Executive hereby consents to jurisdiction and venue in the courts of the State of Delaware. Executive also agrees exclusively to the jurisdiction and venue of the courts of the State of Delaware in the event she initiates any action involving alleged non-compliance with this Agreement by the Company or any action involving the meaning, interpretation or enforcement of any provision of this Agreement. Executive represents that she is a sophisticated and knowledgeable businessperson, and that she fully and freely bargained for and agreed to the selection of such forum to resolve any and all disputes and/or claims between the parties.

The parties agree to each of the terms and conditions set forth above.

11/5/2010	/s/ Lori A. Varlas
Date	Lori Varlas

11/5/2010	/s/ William E. Brown
Date	William E. Brown
Chairman & Chief Executive Officer Central Garden & Pet Company

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